Exhibit 4

GREENLIGHT RESPONDS TO GM’S MISLEADING PRESS RELEASE

NEW YORK – May 4, 2017 – Greenlight Capital, Inc. (“Greenlight”), which owns 3.6% of the common stock of General Motors Company (NYSE: “GM”) (the “Company”) making it the fifth largest public shareholder, today issued the following statement regarding GM’s press release from earlier today.

Contrary to GM’s press release:

•	GM has not “returned significant value to [its] shareholders.” That GM believes it has done so is a big part of the reason why change is needed at GM.

•	GM provides no evidence or analysis to support its conclusion that Greenlight’s plan would not unock value for shareholders. Greenlight has repeatedly asked GM to provide its analysis, together with the supporting math, used to arrive at this conclusion and, tellingly, GM has not provided any.

•                     GM misstates what the rating agencies publicly said about Greenlight’s plan.  None of the rating agencies’ statements support GM’s assertion that the plan “would result in a downgrade of GM’s credit rating.”  In fact, in public statements on March 28, 2017, Moody’s explicitly relied on several assumptions and draws conditional conclusions.  S&P explicitly stated, “As there is considerable uncertainty regarding the eventual outcome of the proposal at this point, we cannot predict the specific implications that it will have on our ratings on GM.” Finally, Fitch stated, “More information needed to determine impact of Greenlight Proposal.”

•	GM did not present Greenlight’s plan to the rating agencies accurately and responsibly. Greenlight stands by its assertion that GM manipulated our term sheet before providing it to the rating agencies in what we believe was an effort to undermine the merits of our plan to create two classes of GM common equity, which would unlock billions of dollars of shareholder value.

•	Shareholders can see GM’s duplicity for themselves by reviewing the term sheet Greenlight provided to GM and the term sheet GM purportedly provided to the rating agencies at https://www.unlockgmvalue.com/content/uploads/2017/02/Annotated-Comparison-of-Greenlights-GMs-Term-Sheets-1.pdf, which is available at www.UnlockGMValue.com/our-proposal.

About Greenlight Capital

Greenlight Capital, Inc. (“Greenlight”), founded in 1996, is a value-oriented investment advisor that primarily invests and trades in long and short publicly listed equity securities, as well as distressed debt when cyclically attractive.  Greenlight seeks to achieve capital appreciation by buying securities with trading values materially lower than their intrinsic values and by selling short securities with trading values materially higher than their intrinsic values. Greenlight aims to achieve high absolute rates of return while minimizing the risk of capital loss.

Contacts

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

(212) 257-4170

About the Proxy Solicitation

Greenlight Capital, Inc., Greenlight Capital, L.P., DME Advisors, LP, DME Capital Management, LP, DME Advisors GP, LLC, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd., Greenlight Masters Partners, Greenlight Masters, LLC, David Einhorn, Leo Hindery, Jr., Vinit Sethi, and William N. Thorndike, Jr. (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of General Motors Company (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ and at http://www.UnlockGMValue.com/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by the Participants with the SEC on April 28, 2017. This document is available free of charge from the sources indicated above.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS “OUTLOOK”, “BELIEVE”, “INTEND”, “EXPECT”, “POTENTIAL”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “ANTICIPATE”, AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, GREENLIGHT CAPITAL, INC. AND ITS AFFILIATES AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.